SUB-ITEM 77H







The following shareholders held greater than 25% of the outstanding shares of a series of the Series Trust as of August 31, 2016 but held below that threshold as of February 29,2016:






Fund

Shareholder





GMO Benchmark-Free Allocation Series

National Financial Services LLC
















































The following shareholders ceased to hold greater than 25% of the outstanding shares of a series of the Series Trust during the period February 29,2016 through August 31,2016:







Fund

Shareholder